Exhibit 10.9

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of March 7, 2021, by and among dMY Technology Group, Inc. III, a Delaware corporation (“dMY”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and IonQ, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the Company’s capital stock or other equity securities exercisable for or convertible into shares of the Company’s capital stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of the Company’s capital stock or other equity securities, together with any shares of the Company’s capital stock or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, dMY, Ion Trap Acquisition, Inc., a Delaware corporation (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing on as the surviving entity (the “Surviving Corporation”); and each share of Company Preferred Stock will be converted into Company Common Stock in accordance with the Merger Agreement and each share of Company Common Stock that is issued in respect thereof or otherwise issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive the number of shares of dMY Class A Common Stock described in the Merger Agreement (such transaction, the Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, the Company and the Company Stockholders hereby agree to terminate, effective as of the Effective Time, (i) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 28, 2019, by and among the Company and the Investors and Key Holders party thereto (the “Right of First Refusal Agreement”), (ii) the Amended and Restated Voting Agreement, dated as of August 28, 2019, by and between the Company and the Investors and Key Holders party thereto (the “Voting Agreement”), (iii) the Amended and Restated Investors’ Rights Agreement, dated as of August 28, 2019, by and among the Company and the Investors and Key Holders party thereto (the “Rights Agreement”) and (iv) each other agreement by and among the Company and the Company Stockholders parties thereto as set forth on Schedule II hereto (the agreements described in the foregoing clauses (i) through (iv), collectively, “Investment Agreements”); and

WHEREAS, as an inducement to dMY and the Company to enter into the Merger Agreement and to consummate the Transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of the Merger Agreement. Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), each Company Stockholder shall be bound by and comply with Section 6.9 (Communications; Press Releases) (other than the first clause of the first sentence of Section 6.9), Section 8.10 (Trust Account Waiver) and Section 8.14 (No Recourse) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to the “Company” contained in such provisions also referred to each such Company Stockholder.

Section 1.2 Competing Transactions. From the date hereof until the Expiration Time, each Company Stockholder shall not, and shall instruct its controlled Affiliates, subsidiaries and its and their Related Parties, not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than dMY and the Sponsor and with respect to the PIPE Investment, a Competing Buyer, that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to take any such actions. Each Company Stockholder shall, and shall instruct its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

Section 1.3 No Transfer. From the date hereof until the Expiration Time, notwithstanding anything to the contrary in any Investment Agreement, each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, (clauses (i), (ii) and (iii), collectively, a “Transfer”), except, in each case, for any Transfers of Subject Shares from a Company Stockholder (x) who is an entity, to any partner, member or Affiliate thereof and (y) who is an individual, (A) to any member of such Company Stockholder’s immediate family, or to a trust for the benefit of the Company Stockholder or any member of such Company Stockholder’s immediate family, the sole trustees of which are the Company Stockholder any member of its immediate family or (B) by will, other testamentary document or under the Laws of intestacy upon the death of such Company Stockholder (a “Permitted Transfer”); provided, however, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to dMY, to assume all of the obligations of such Company Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.3 with respect to a Company Stockholder’s Subject Shares shall be void ab initio and of no force or effect.

Section 1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

Section 1.5 Stockholder Agreements. Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Stockholders of the Company requested by the Board of Directors of the Company at which or in which the Merger Agreement and other related agreements (or any amended versions thereof) are submitted for the consideration or vote of the Company Stockholders or otherwise undertaken as contemplated by the Transactions, including in the form attached as Exhibit A (which written consent shall be delivered promptly, and in any event within three (3) Business Days, after the Registration Statement (as contemplated by the Merger Agreement) has been declared effective by the SEC), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions;

(b) to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor of the approval and adoption of the Merger Agreement and the Transactions;

(c) to exercise the drag-along rights set forth in Section 3.2 of the Voting Agreement, if applicable;

(d) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;

(e) to vote, consent or approve (or cause to be voted, consented or approved) the Pre-Closing Conversion to be effective immediately prior to the Effective Time, subject to and contingent upon the consummation of the Merger;

(f) against and withhold consent with respect to any Competing Transaction (as defined in the Merger Agreement);

(g) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger; (ii) result in a breach in any respect of any covenant, representation, warranty or another other obligation or agreement of the Company under the Merger Agreement or (iii) be reasonably expected to result in any of the conditions set forth in Sections 2.4 or 2.5 of the Merger Agreement not being fulfilled; and

(h) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Merger, the Merger Agreement and any of the Transactions.

Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.6 No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against dMY, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.7 Terminated Agreements. Each of the Company and the Company Stockholders, by execution of this Agreement, hereby agrees and consents to the termination of the Investment Agreements, effective as of the Effective Time, without any further liability or obligation to the Company, the Company Stockholders or dMY. The termination of such Investment Agreements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Investment Agreements. Each Company Stockholder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transaction, in each case that such Company Stockholder may have under any Investment Agreement.

Section 1.8 Closing Date Deliverables. Each of the Persons set forth on Schedule I will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the A&R Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

Section 1.9 Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by dMY or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

Section 1.11 Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or dMY to any Governmental Entity or to securityholders of dMY) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or dMY, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by the Company or dMY for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Company Stockholder represents and warrants as of the date hereof to dMY and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

Section 2.1 Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (subject to the Remedies Exceptions). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

Section 2.2 Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Governing Documents, (iii) the Merger Agreement, (iv) the Investment Agreements, or (v) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement other than Company Options, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Such Company Stockholder has full voting power with respect to such Company Stockholder’s Subject Shares. Other than the Company Options and the Company Preferred Stock set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or equity securities convertible into, or which can be exchanged for, equity securities of the Company.

Section 2.3 No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement or (iii) conflict with or violate any Law.

Section 2.4 Litigation. There are no Proceedings pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of such Company Stockholder’s obligations under this Agreement.

Section 2.5 Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of dMY and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon dMY or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that dMY and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

Section 2.6 Brokerage Fees. Except as described on Section 3.13 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its affiliates may become liable.

Section 2.7 Acknowledgment. Such Company Stockholder understands and acknowledges that each of dMY and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of the Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of dMY, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3.3, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any purported assignment or delegation not permitted under this Section 3.4 shall be null and void.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by dMY, the Company and the Company Stockholders that collectively hold a number of Subject Shares required to authorize the Company Stockholder Approval.

Section 3.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 3.8 Release of Claims. In consideration for the payments and other benefits to be received by the Company Stockholder under the terms of the Merger Agreement, subject to and effective as of the Closing, the Company Stockholder, for and on behalf of himself, herself or itself and each of his, her or its, as applicable, heirs, executors, administrators, personal representatives, successors, assigns, subsidiaries, predecessors, parent companies, shareholders and Affiliates and in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys, and other representatives, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges the Company, dMY (and, for the avoidance of doubt, the Trust Account), each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Actions”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through and including the Closing, in each case solely to the extent that it arises out of, or is related to, (i) such Company Stockholder’s ownership of equity or debt interests in the Company prior to the Closing (including any and all Actions such Company Stockholder may have against the Released Entities in such Company Stockholder’s capacity as a securityholder or a debtholder of the Company) and (ii) the organization, management or operation of the businesses of the Company relating to any matter, occurrence, action, inaction, omission or activity prior to the Closing, in each case, solely in such Company Stockholder’s capacity as an equity or debt securityholder; provided, that such release shall not release the Released Entities for (i) any liabilities or Actions that such Company Stockholder has pursuant to its right to receive its portion of the Company Equity Value determined in accordance with, and subject to, the terms of, and the steps set forth in, the Merger Agreement, (ii) any Actions arising out of or related to the Released Entities’ respective governing documents to provide indemnification, reimbursement or advancement of expenses to such Company Stockholder in respect of actions taken or omitted in such Company Stockholder’s capacity as an officer and/or director of such Released Entity prior to the Closing, (iii) any Actions arising out of or related to the Released Entities’ contracts with or obligations to any Company Stockholder in respect of compensation arrangements as an officer and/or director of such Released Entity prior to the Closing or (iv) any Actions arising under, or in connection with, any commercial agreements as between any direct or indirect portfolio companies of the Company Stockholder or its Affiliates and any Released Entity.

Section 3.9 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

If to dMY:

dMY Technology Group, Inc. III

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention:	Niccolo de Masi

Harry L. You

Email:	niccolo@dmytechnology.com

harry@dmytechnology.com

with a copy to (which will not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention:	Kyle A. Harris

James E. Langston

E-mail:	kaharris@cgsh.com

jlangston@cgsh.com

If to the Company:

IonQ, Inc.

4505 Campus Dr.

College Park, MD 20740

Attention:	Peter Chapman, CEO

Legal Department

E-mail:	chapman@ionq.co

legal@ionq.co

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001-2157

Attention:	David Silverman

John McKenna

Email:	dsilverman@cooley.com

jmckenna@cooley.com

If to a Company Stockholder:

To such Company Stockholder’s address set forth in Schedule I with a copy to (which will not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001-2157

Attention:	David Silverman

John McKenna

Email:	dsilverman@cooley.com

jmckenna@cooley.com

Section 3.10 Capacity. Each Company Stockholder is signing this Agreement solely in the Company Stockholder’s capacity as a holder of Subject Shares, and not in the Company Stockholder’s capacity as a director, officer or employee of Company or in the Company’s Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 3.9 shall obviate any of the Company Stockholder’s obligations under Article 1 of this Agreement.

Section 3.11 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.12 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

IN WITNESS WHEREOF, the Company Stockholders, dMY, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

[________________]

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

dMY:

DMY TECHNOLOGY GROUP, INC. III.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

COMPANY:

IONQ, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Exhibit A

Form of Stockholder Written Consent